PRESS RELEASE
Massey Energy Company
4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
Director, Investor Relations
April 24, 2008
(804) 788-1824

MASSEY ENERGY REPORTS FIRST QUARTER RESULTS,
NET INCOME INCREASES OVER 28 PERCENT

First Quarter Highlights

•	Net income increased 28.5 percent to $41.9 million
•	Produced coal revenue increased 4.5 percent to $543.2 million
•	Operating cash margin per ton increased 8.5 percent
•	EBITDA increased 9.8 percent to $129.2 million
•	Expansion progressing with 9 new mines opened in the quarter

Richmond, Virginia, April 24, 2008 - Massey Energy Company (NYSE: MEE) today reported that its first quarter 2008 net income increased by 28.5% to $41.9 million or $0.52 per diluted share from $32.6 million or $0.40 per share in the first quarter of 2007.  The improvement was driven largely by increased produced coal revenue, which increased 4.5% to $543.2 million and higher operating cash margin per ton, which increased 8.5% compared to the first quarter of 2007.  EBITDA in the first quarter of 2008 was $129.2 million compared to $117.7 million in the first quarter of 2007.  For a reconciliation of the non-GAAP measures “EBITDA” and “operating cash margin per ton”, see Notes 2 and 7 in the accompanying financial tables.

Commenting on the quarter’s results, Massey’s Chairman and CEO Don L. Blankenship said, “We are pleased with our first quarter results.  The strong earnings are an even greater accomplishment in light of the intensive work we were doing on our expansion and cost reduction projects during the quarter.  We opened 9 new mines and we had two longwalls and a large electric shovel down for rehabilitation and relocation.  This temporarily reduced productivity, as we expected, but productivity should improve in the second quarter and beyond.  We are on track for another record year.”

Produced coal revenue per ton during the quarter benefited from the expiration of some below-market priced contracts and from the strength of the export market for steam and metallurgical coal.  Utility and metallurgical coal price realizations averaged $47.89 and $80.63 per ton, respectively, in the first quarter of 2008, versus $45.01 and $73.68 per ton, respectively, in the first quarter of 2007. Total produced tons sold during the quarter were 9.6 million compared to 9.9 million in the first quarter of 2007.  The decline in tons sold was entirely in the utility coal category and was related primarily to tight availability of rail cars in February and March.  Sales of metallurgical and industrial coal remained consistent with 2007 levels at 2.3 and 1.0 million tons, respectively.

Massey’s operating cash margin per ton improved to $10.74 during the quarter as higher produced coal revenue per ton in all product categories more than offset cost increases.  Average cash cost per ton increased by 7.7% compared to the same period a year earlier due to higher diesel fuel costs, higher labor rates, increased sales related costs (based on revenue per ton), the impact of the idled shovel and longwalls, and an unfavorable court ruling on black lung excise tax.

1st Quarter Comparative Statistics

	1st Qtr. 2008	4th Qtr. 2007	1st Qtr. 2007

Produced tons sold (millions)	9.6	9.6	9.9
Produced coal revenue (millions)	$543.2	$496.6	$519.7
Produced coal revenue per ton	$56.36	$51.84	$52.26
Average cash cost per ton	$45.62	$44.14	$42.36
EBITDA (millions)	$129.2	$91.5	$117.7

Other revenue totaled $25.7 million in the quarter and included a pretax gain of $13.6 million ($0.13 per basic share) from a coal reserves exchange transaction completed during the quarter.  Cash costs in the first quarter included a pretax charge of $4.2 million ($0.04 per basic share) as the U.S. Supreme Court struck down a lower court ruling that had approved a black lung excise tax refund.

Coal Market Overview

•	Eastern steam coal prices have increased 40-45% over the past quarter. Prices for Eastern steam coal are being driven primarily by the export market, which has more than offset lower domestic demand.
•
Increasing exports caused coal stockpiles at utilities served by Central Appalachian producers to decline by approximately 6% in February and 12% over the past 12 months despite below average burn rates.  Increasing price pressure will result if stockpiles continue to decline at more than seasonal rates.

•
Steam coal export volumes and prices have continued to strengthen, as rapidly growing Asian energy demands have impacted the supply and demand balance for steam coal in the Atlantic Basin.  Export prices from the U.S. are also being supported by high ocean freight rates, continuing supply limitations from more traditional Atlantic Basin suppliers, and a weak U.S. dollar.

•
Metallurgical coal prices remain at historic highs with recent contracts closing for as high as $300 per metric ton, FOBT.  As a significant producer of the world’s highest quality metallurgical coal, Massey is poised to benefit greatly from these prices.

•
Central Appalachian coal supply declined 4.5% in 2007, according to the U.S. Energy Information Administration.  The decline resulted primarily from a more difficult regulatory environment and a declining reserve base. The depletion of reserves for Massey competitors will likely be a key constraint on regional production and will benefit the region’s price and, consequently, the Company’s future margins.

•
Long-term fundamentals for the high quality, widely used Central Appalachian coal remain very strong.  The need for economical domestic energy supplies is expected to support long-term growth of coal consumption.

Guidance

The Company projects 2008 produced coal shipments will be between 41.5 and 43.0 million tons, with average produced coal realization between $61.00 and $63.00 per ton.  Average cash cost per ton for the full year 2008 is expected to be between $45.00 and $47.50.  Other income is expected to be between $20 and $100 million.

Massey expects total shipments for 2009 to be in the range of 46.0 to 48.0 million tons at an average price in the range of $65.00 to $74.00 per ton.  The Company currently has approximately 9 million unsold or unpriced tons for 2009, 6 million tons of which are of metallurgical quality and 3 million tons of which could be marketed as either steam or metallurgical coal.

Based on current coal market conditions and the Company’s expansion plans, Massey expects to ship approximately 50.0 million tons in 2010.  While it is difficult to accurately project pricing 2 years in the future, the Company expects very strong pricing for its remaining unsold 2010 tons.  Current expectations are for 2010 average price realization in the range of $75.00 to $87.00 per ton.  Massey has approximately 31 million unsold or unpriced tons for 2010.  Approximately 10 to 12 million of the unsold or unpriced tons for 2010 are of metallurgical quality.

Liquidity and Capital Resources

Massey ended the month of March 2008 with available liquidity of $489.6 million, an increase of $10.3 million over December 31, 2007. Available liquidity at March 31, 2008 includes cash of $391.0 million and availability of $98.6 million on its asset-based revolving credit facility.  Total debt at March 31, 2008 was $1,104.6 million, unchanged from December 31, 2007.

Massey's total debt-to-book capitalization ratio was 56.8% at March 31, 2008 compared to 58.5% at December 31, 2007.  After deducting available cash of $391.0 million and restricted cash of $96.0 million, which supports letters of credit and other obligations, net debt totaled $617.6 million. Total net debt-to-book capitalization was 42.4% at March 31, 2008 compared to 45.1% at December 31, 2007.

Capital expenditures totaled $123.5 million in the first quarter of 2008 compared to $59.9 million in the first quarter of 2007.  Capital expenditures are expected to total $550 million in 2008 including approximately $310 million for expansion projects and approximately $240 million for normal maintenance and replenishment.

Depreciation, depletion and amortization (DD&A) was $60.2 million in the first quarter of 2008 compared to $62.1 million in the first quarter of 2007. DD&A is expected to total between $255 and $270 million for 2008.

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the first quarter results and operations on Friday morning, April 25, 2008, at 11:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through May 25, 2008.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe”, “anticipate”, and “expects”. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “will,” “project,” and similar statements that are subject to risks. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation;  failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs;  the Company’s ability to timely obtain necessary supplies and equipment;  the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey's public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2007, which was filed on February 29, 2008.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact the Company via its website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in Millions, except # of employees, per share & per ton information)

	For the three months ended
	March 31,	March 31,
	2008	2007
Revenues
Produced coal revenue	$543.2	$519.7
Freight and handling revenue	65.0	43.9
Purchased coal revenue	10.7	25.1
Other revenue	25.7	18.6
Total revenues	644.6	607.3

Costs and expenses
Cost of produced coal revenue	418.2	402.5
Freight and handling costs	65.0	43.9
Cost of purchased coal revenue	9.9	22.1
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	59.3	61.3
Selling, general and administrative	0.9	0.8
Selling, general and administrative	21.5	18.7
Other expense	0.8	2.4
Total costs and expenses	575.6	551.7

Income before interest and taxes	69.0	55.6
Interest income	5.2	5.4
Interest expense	(21.0)	(21.4)

Income before taxes	53.2	39.6
Income tax expense	(11.3)	(7.0)

Net income	$41.9	$32.6

Net income per share
Basic	$0.53	$0.40
Diluted	$0.52	$0.40

Shares used to calculate Net income per share:
Basic	79.8	80.6
Diluted	80.6	81.0

EBIT	$69.0	$55.6
EBITDA	$129.2	$117.7

	For the three months ended
	March 31,	March 31,
	2008	2007

Produced tons sold:
Utility	6.3	6.6
Metallurgical	2.3	2.3
Industrial	1.0	1.0
Total produced tons sold	9.6	9.9

Total tons produced	10.0	10.5

Produced coal revenue per ton sold:
Utility	$47.89	$45.01
Metallurgical	$80.63	$73.68
Industrial	$55.21	$51.08
Produced coal revenue per ton sold	$56.36	$52.26

Average cash cost per ton	$45.62	$42.36

Capital expenditures	$123.5	$59.9
Number of employees	5,728	5,415

	March 31,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$391.0	$365.2
Trade and other accounts receivable	197.7	156.6
Inventories	189.7	183.4
Other current assets	156.9	182.2
Net property, plant and equipment	1,870.5	1,793.9
Other noncurrent assets	179.4	179.4

Total assets	$2,985.2	$2,860.7

LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt	$1.9	$1.9
Other current liabilities	422.4	366.0
Long-term debt	1,102.7	1,102.7
Other noncurrent liabilities	618.7	606.1
Total liabilities	2,145.7	2,076.7

Total shareholders' equity	839.5	784.0

Total liabilities and shareholders' equity	$2,985.2	$2,860.7

Note 1:  The number of shares used to calculate basic net income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods.  The number of shares used to calculate diluted net income per share is based on the number of shares used to calculate basic net income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey Energy employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted net income per share in the three months ended March 31, 2008, and March 31, 2007, as such inclusion would result in antidilution.

Note 2:  EBIT is defined as Income before interest and taxes. EBITDA is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Although neither EBIT nor EBITDA are measures of performance calculated in accordance with GAAP, we believe that both measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT and to EBITDA.

	Three months ended
	March 31,	March 31,	December 31,
	2008	2007	2007
Net income	$41.9	$32.6	$5.1
Plus: Income tax expense	11.3	7.0	19.1
Plus: Net interest expense	15.8	16.0	4.5
EBIT	69.0	55.6	28.7
Plus: Depreciation, depletion and amortization	60.2	62.1	62.8
EBITDA	$129.2	$117.7	$91.5

Note 3:  Average cash cost per ton is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (“SG&A”) (excluding DD&A), divided by the number of produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three months ended
	March 31,		March 31,		December 31,
	2008		2007		2007
	$	per ton	$	per ton	$	per ton
Total costs and expenses	$575.6		$551.7		$556.3
Less: Freight and handling costs	65.0		43.9		45.5
Less: Cost of purchased coal revenue	9.9		22.1		23.7
Less: Depreciation, depletion and amortization	60.2		62.1		62.8
Less: Other expense	0.8		2.4		1.4
Average cash cost	$439.7	$ 45.62	$421.2	$ 42.36	$422.9	$ 44.14

Note 4:  The Company's debt is comprised of the following:

	March 31,	December 31,
	2008	2007
6.785% senior notes due 2013, net of discount	$755.6	$755.4
6.625% senior notes due 2010	335.0	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.7	0.7
Capital lease obligations	8.4	8.9
Fair value hedge adjustment	(4.7)	(5.0)
Total debt	1,104.6	1,104.6
Less: Short-term debt	1.9	1.9
Total long-term debt	$1,102.7	$1,102.7

Note 5:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets.  Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it provides a clearer comparison of the Company's debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles.  The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	March 31,	December 31,
	2008	2007
Long-term debt	$1,102.7	$1,102.7
Plus: Short-term debt	1.9	1.9
Less: Cash and cash equivalents	391.0	365.2
Less: Restricted cash	96.0	96.0
Net debt	$617.6	$643.4

Note 6:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 5) divided by the sum of Net debt and Total shareholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	March 31,	December 31,
	2008	2007
Long-term debt	$1,102.7	$1,102.7
Plus: Short-term debt	1.9	1.9
Total debt (numerator)	1,104.6	1,104.6

Plus: Total shareholders' equity	839.5	784.0
Book capitalization (denominator)	$1,944.1	$1,888.6

Total debt-to-book capitalization ratio	56.8%	58.5%

Net debt (from Note 5) (numerator)	617.6	643.4
Plus: Total shareholders' equity	839.5	784.0
Adjusted book capitalization (denominator)	$1,457.1	$1,427.4

Total net debt-to-book capitalization ratio	42.4%	45.1%

Note 7:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 3).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the generally accepted accounting principle measure of Produced coal revenue to Operating cash margin per ton.

	Three months ended		Three months ended
	March 31, 2008		March 31, 2007
	$	per ton	$	per ton
Produced coal revenue	$543.2	$56.36	$519.7	$52.26
Less: Average cash cost (from Note 3)	439.7	45.62	421.2	42.36
Operating cash margin	$103.5	$10.74	$98.5	$9.90

Note 8:  Other income is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to investors in evaluating Massey Energy because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Other revenue to Other income.

	Three months ended March 31,
	2007	2006
Other revenue	$25.7	$18.6
Plus: Purchased coal revenue	10.7	25.1
Less: Cost of purchased coal revenue	9.9	22.1
Less: Other expense	0.8	2.4
Other income	$25.7	$19.2